EXHIBIT 23.03(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 5 to Registration Statement No. 333-109122 on Form S-1 for Global Macro Trust of our report dated March 11, 2008, relating to the statements of financial condition as of December 31, 2007 and 2006, including the condensed schedules of investments, and the related statements of operations, changes in trust capital, and financial highlights for each of the three years in the period ended December 31, 2007 appearing in the Prospectus, which is a part of this Post Effective Amendment referenced above.

We also consent to the reference to us under the heading “Experts” in such Prospectus, appearing in the Post Effective Amendment referenced above.

/s/ Deloitte & Touche LLP

New York, New York

April 15, 2008